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                      January 29, 2024

       Luka Mucic
       Chief Financial Officer
       Vodafone Group Public Limited Company
       Vodafone House, The Connection
       Newbury, Berkshire RG14 2FN
       England

                                                        Re: Vodafone Group
Public Limited Company
                                                            Form 20-F for the
Fiscal Year Ended March 31, 2023
                                                            File No. 001-10086

       Dear Luka Mucic:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology
       cc:                                              Paul Stephenson